Exhibit 99.2

TTM Technologies, Inc. Announces Consolidation of Manufacturing Footprint

Streamlined Operations Enables Greater Customer Focus and Lowers Cost Structure

Santa Ana, CA – February 8, 2023 - TTM Technologies, Inc. (NASDAQ: TTMI), a leading global manufacturer of technology solutions including engineered systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies and printed circuit boards (“PCB”s), today announced that it plans to close three manufacturing facilities in order to improve total plant utilization, operational performance, customer focus and profitability.

TTM intends to close PCB manufacturing operations in Anaheim and Santa Clara, California, and Hong Kong and to consolidate the business from these impacted sites into TTM’s remaining facilities. The plant closures are expected to improve both facility and talent utilization across our footprint resulting in improved profitability. TTM expects to continue to support impacted customers at its remaining manufacturing sites.

“Although demand for our Aerospace & Defense business remains very strong, current macro-economic conditions are causing a softening of demand for our commercial business. This has necessitated the need for us to streamline our manufacturing operations,” said Tom Edman, President and CEO of TTM Technologies. “We expect the action plans that we are announcing today will allow us to better serve our customers with more focused operations as well as a lower cost structure. We will be working with our customers to transfer their business to other facilities in our footprint,” continued Mr. Edman.

“These are extremely difficult decisions, and we realize these actions will likely have a significant impact on the lives of our dedicated employees at the Anaheim, Santa Clara, and Hong Kong locations. We will work with our employees to assist them through this transition,” concluded Mr. Edman.

TTM expects to close these three sites over the course of this year and, where appropriate, transfer employees to other facilities nearby. For those employees who do not transfer, TTM plans to offer long notice periods, severance compensation, and extended medical coverage. The company expects a total reduction of approximately 750 employees, which is approximately 5% of the global workforce in conjunction with the consolidation and resulting plant closures.

The company expects to record between $22 and $28 million in separation, asset impairment and disposal costs related to this restructuring, primarily between now and the end of 2023. Approximately 80% of these costs are expected to be in the form of cash expenditures and the rest in the form of non-cash charges. Today’s actions are expected to yield an annual operating profit increase of approximately $22 to $27 million after the facilities are closed and the transferred business is fully assimilated within our remaining footprint.

Fourth Quarter and Fiscal 2022 Investor Call and Webcast

TTM is hosting its previously announced fourth quarter and fiscal year 2022 earnings call and webcast at 4:30 pm ET today, February 8th. During the call, the company will also discuss the streamlining of its manufacturing operations. Access to the conference call is available by clicking on the registration link TTM Technologies, Inc. fourth quarter fiscal year 2022 conference call. Registering participants will receive dial in information and a unique PIN to join the call. Participants can register at any time up to the start of the conference call. The webcast will be available on the company’s website, www.ttm.com, and a replay will be accessible for a limited time following the events.

For more information, please contact:

TTM Technologies, Inc.

TTM Investors

Sameer Desai,

Vice President, Corporate Development & Investor Relations

sameer.desai@ttmtech.com

+1 714-327-3050

Press Inquiries

Winnie Ng

Vice President, Corporate Marketing

TTM Technologies, Inc.

+852 2660 4287 / +1 714 327 3000

winnie.ng@ttm.com

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions including engineered systems, RF components and RF microwave/microelectronic assemblies and quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. For a description of additional factors that may cause TTM’s actual results, performance or expectations to differ from any forward-looking statements, please review the information set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.